Exhibit 5.1

Deloitte LLP La Tour Deloitte 1190 avenue des Canadiens-de-Montréal Suite 500 Montreal QC H3B 0M7 Canada Tel: 1 514-393-7115 Fax: 1 514-393-4104

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated March 7, 2024 relating to the consolidated financial statements of BCE Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 40-F of the Company for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Montreal, Canada

May 9, 2024